UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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LOGITECH INTERNATIONAL S.A.

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SUPPLEMENT TO THE
PROXY STATEMENT DATED JULY 22, 2016
FOR THE
ANNUAL GENERAL MEETING
TO BE HELD ON SEPTEMBER 7, 2016
August 22, 2016
On or about July 22, 2016, Logitech International S.A. (the “Company”) made available a proxy statement (the “Proxy Statement”) to its shareholders describing the matters to be voted on at the Company’s 2016 Annual General Meeting to be held on September 7, 2016 (the “Annual General Meeting”), including a proposal (“Proposal 4”) to approve the amendment and restatement of the Company’s 2006 Stock Incentive Plan (the “Plan”) to authorize five million seven hundred fifty thousand (5,750,000) additional shares for issuance under the Plan, to improve the Company’s corporate governance practices, and to implement other best practices.
Subsequent to making available and mailing the Proxy Statement, the Company has determined that it is appropriate to clarify and correct the section under Proposal 4 entitled “Awards Outstanding under the Plan as of June 1, 2016” to make it clear that that section included information about employee equity compensation awards (including options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”)) under both of the Company’s current employee equity compensation plans (the Company’s 2012 Stock Inducement Equity Plan as well as the Plan) rather than just the Plan. This change affects only the information supplied under the section “Awards Outstanding under the Plan as of June 1, 2016” in support of Proposal 4; it does not affect Proposal 4, any other section of Proposal 4, or the amended and restated Plan for shareholder approval attached to the Proxy Statement as Appendix A.
With regard to Proposal 4, to the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement, including with respect to Proposal 4, remains unchanged. We urge you to read this Supplement carefully and in its entirety together with the Proxy Statement.
If you have already voted your shares with respect to the Annual General Meeting, you do not need to resubmit your vote or to complete a new response coupon or proxy card. Any shareholder who desires to revoke or change a previously executed proxy, based on the information set forth in this Supplement or otherwise, may do so in the manner described in the Proxy Statement.
The revised section “Awards Outstanding under the Plan as of June 1, 2016” of Proposal 4 now reads in full as follows:

Awards Outstanding under the Company’s Employee Equity Compensation Plans as of June 1, 2016
As of June 1, 2016, 5,065,253 shares were issuable upon exercise of stock options outstanding under our employee equity compensation plans with a weighted average exercise price of USD 17.90 per share and a weighted average remaining term of 3.97 years, and an aggregate of 6,972,012 shares were subject to RSUs and PRSUs outstanding under our employee equity compensation plans with no exercise price. These plans consist of the 2006 Stock Incentive Plan and the 2012 Stock Inducement Equity Plan. There are no stock options or other awards outstanding under our 1996 Stock Plan as of June 1, 2016. In addition as of June 1, 2016, there were 5,011,170 shares available for grant under the 2006 Stock Incentive Plan, no shares available for grant under the 2012 Stock Inducement Equity Plan and no shares available for grant under the 1996 Stock Plan.